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                                                                 Exhibit 10a(23)

                   Schedule of Outside Directors' Compensation

Effective for the calendar year 2005:

          o Annual Retainer: $50,000 (payable 50% in cash and 50% in shares of PSEG common stock);

          o    Meeting Attendance Fee: $1,500;

          o Additional Annual Retainer for Audit Committee Members: Chair - $10,000 and each other member - $5,000;

          o    Additional Annual Retainer for Chairs of Other Board Committees:
               $5,000.

          o 1,000 shares of PSEG Common Stock are awarded on an annual basis to each outside director under the terms of the Public Service Enterprise Group Incorporated Stock Plan for Outside Directors for service as a director.